EXHIBIT 99.1

UNITED MINES, INC.
7301 East Twenty-Second Street, Suite 7W
Tucson, Arizona 85710
520-777-7130

October 25, 2012

Fellow shareholders:

Announced recently, the Board of Directors has filed an SEC FORM 15, removing itself from the obligation to file its reports pursuant to the Securities Exchange Act of 1934, as amended.  Consequently the Corporation stock will be traded on the over the counter “pink Sheets” as quoted on OTCMarkets.com. This action has been taken due to the Board’s inability to secure from its previous management and other corporate agents, all requisite corporate records and necessary documents that would enable it to properly certify as correct and complete the reports as required under SEC rules and regulations.  This action was taken reluctantly after consultations with both retained and outside professional staff and counsel.

Commencing with the filing of the civil lawsuit against our former President/CEO/CFO and Secretary/Treasurer, the Board has diligently reviewed all financial records and documents made available to it under the Temporary Injunction imposed on all Parties.  Many such records are thought to be missing from those documents turned over to the Board by Defendants Glenn E. Martin and Nicole M. Breen, that may be contained in the electronic files of the Corporation that are currently sequestered under court order or no longer available.  The past administration had left the Corporation with in excess of $100,000 of debt to professional organizations and a bank balance of only $12.  It is of note that neither Mr. Martin nor Ms. Breen, although remaining as members of the Board, have participated in any Board of Director activities since their dismissal as officers of the corporation on June 12, 2012.

The continuance of the civil suit was delayed by the petition of the Defendants for a Change of Venue to the Pima County Superior Court in Tucson, AZ.  A new case number “C20125545” and Judge, The Honorable Jan Kearney, have been assigned.  A date of November 13, 2012 has been scheduled for the next court hearing.  It is hoped that missing information and documents will be forthcoming under court order as litigation proceeds.

The corporation fully intends to produce quarterly financial reports that would be available to shareholders upon written request and posted on OTCMarkets.com.  No assurance can be provided as to when such postings would commence.  The Board is exploring additional methods by which shareholders may keep apprised of Corporation finances.

Of note, the Corporation maintains its lands and minerals positions in southern Arizona.  It has reduced its State Exploration permit areas in what it regards as non-productive ground and has obtained an additional State Exploration Permit for mineral containing lands adjacent to our Clark mines holdings in Pima County.  Also of note is the secure disposal of surplus cyanide containing compounds, also a subject in the civil suit against the previous administration. These types of mill reagents are used in silver and gold recovery and were ordered removed from the property by the US Bureau of Land Management in 2011. The temporary storage of these chemicals was the subject of a Pima County Department of Environmental Quality Notice of Violation dated July 30, 2012, since resolved.

Reaffirming our desire to keep shareholders updated as necessary, we have added a contact email address: umincunmn@gmail.com.  Additionally, our website, UNMN.com is being updated for the recent changes and portions may go blank as these changes are being made.

Sincerely,

Lawrence G. Dykers
Interim President and CEO
umincunmn@gmail.com